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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

July 4, 2001
Date of Report (Date of earliest event reported)

SANGAMO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30171	68-0359556
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Canal Blvd, Suite A100
Richmond, California 94804
(Address of principal executive offices and zip code)

(510) 970-6000
(Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

    On July 4, 2001 Sangamo BioSciences, Inc. ("Sangamo") completed the acquisition of Gendaq Ltd., a privately held biotechnology company headquartered in London ("Gendaq"). Founded in 1999, Gendaq is focused on the engineering of ZFPs based on the research of Sir Aaron Klug of the Medical Research Council. Gendaq's structural biology capabilities, particularly in the areas of high-throughput in vitro selection of ZFPs, will augment Sangamo's existing methodologies. The acquisition was completed in accordance with the Agreement for the sale and purchase of all the issued share capital of Gendaq Limited between Sangamo and the shareholders of Gendaq, dated June 28, 2001 (the "Acquisition Agreement"), a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

    In connection with the acquisition, Sangamo acquired all of the outstanding shares of Gendaq in exchange for 2,124,638 newly issued shares of Sangamo common stock. In addition, Sangamo has reserved 125,352 shares of common stock for options granted to Gendaq employees. Pursuant to the Acquisition Agreement, Gendaq will continue as a wholly owned subsidiary of Sangamo.

    The acquisition will be accounted for under the purchase method of accounting. The total purchase price of the transaction is approximately $34 million, based on an average stock price of $14.90 on the date the call option agreement was signed between the two parties. The Company is in the process of allocating the purchase price to the fair value of the net assets acquired, including intangible assets. The Company presently anticipates that a significant portion of the purchase price will be allocated to in-process research and development, resulting in a charge to operations in the quarter ended September 30, 2001.

    Sangamo's press release announcing completion of the acquisition is included herein as Exhibit 99.1.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)
FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

  The required financial statements will be filed by amendment within 60 days of July 17, 2001.

(b)
PRO FORMA FINANCIAL INFORMATION.

  The required financial statements will be filed by amendment within 60 days of July 17, 2001.

(c)
EXHIBITS:

EXHIBIT NUMBER	DESCRIPTION
2.1	Agreement for the sale and purchase of all the issued share capital of Gendaq Limited between Sangamo BioSciences, Inc. and Certain Shareholders of Gendaq Limited, dated June 28, 2001.
99.1	Press release of Sangamo BioSciences, Inc. dated July 5, 2001.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.
Dated: July 17, 2001	By:	/s/ EDWARD O. LANPHIER II Edward O. Lanphier II President, Chief Executive Officer
/s/ SHAWN K. JOHNSON Shawn K. Johnson Senior Director of Finance Principal Accounting Officer

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SIGNATURES